Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated January 26, 2009
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3D6 (reopening)

Principal Amount (in Specified Currency): $58,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 99.99996% (or $57,999,976.80) plus accrued interest from January 28, 2009

Trade Date: January 26, 2009

Original Issue Date: January 29, 2009

Stated Maturity Date: January 29, 2010

Initial Interest Rate: Three month LIBOR determined on
January 26, 2009 plus 1.25%, accruing from January 28, 2009

Interest Payment Period: Quarterly

Interest Payment Dates: April 29, 2009, July 29, 2009,
October 29, 2009 and on the Stated Maturity Date

Net Proceeds to Issuer: $57,930,976.80 plus accrued interest from January 28, 2009

Agents' Discount or Commission: See "Additional Terms of the Notes - Plan of Distribution"

Agents: Morgan Stanley & Co. Incorporated
	Toyota Financial Services Securities USA Corporation

Agents' Capacity: See "Additional Terms of the Notes - Plan of
Distribution"

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 1.25%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: April 29, 2009

Interest Rate Reset Period: Quarterly

Interest Reset Dates: April 29, 2009, July 29, 2009 and
October 29, 2009

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No.  Please see "United Stated Federal
Income Tax Considerations" below.

United States Federal Income Tax Considerations: Holders that purchase a Note pursuant to this offering should consult their tax advisers with respect to the U.S. federal income tax consequences arising from such purchase, in particular with regard to the potential application of the "market discount" rules to them.
See the section of the prospectus supplement titled "United States Taxation - Material United States Tax Considerations for U.S. Holders - Market Discount, Acquisition Premium and Bond Premium."

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Fungibility

The Notes offered hereby will have the same terms as, and will be fungible with, the $20,000,000 aggregate principal amount of Notes previously issued, but will be offered at a different Issue Price. Once issued, the Notes offered hereby will become part of the same series as the Notes previously issued.

Interest

Notwithstanding anything to the contrary in the Prospectus Supplement and Prospectus, the first Interest Calculation Period will be the period from and including January 28, 2009 to and excluding the Initial Interest Reset Date, and interest on the Notes for such Interest Calculation Period will accrue from and including
January 28, 2009, to and excluding the Initial Interest Reset Date.


Plan of Distribution

Under the terms and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006, between
TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities
(USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Toyota Financial Services Securities USA Corporation ("TFSS USA"), as amended from time to time (such agreement, the "Distribution Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell to Morgan Stanley $15,000,000 principal amount of the Notes (the "Morgan Stanley Notes") at 99.96996% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of the principal amount, plus accrued interest from January 28, 2009. Under the terms and conditions set forth in the Distribution Agreement, Morgan Stanley is committed to take and pay for all of the Morgan Stanley Notes offered hereby, if any are taken.

Under the terms and subject to the conditions of the Distribution Agreement, TMCC is hereby offering $43,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the "TFSS USA Notes") at 99.84996% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.15% of the principal amount, plus accrued interest from January 28, 2009. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.